Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Announces Acquisition of Cervical Total Disc Replacement Device
SAN DIEGO, April 22, 2009 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that it has agreed to purchase Cervitech® Inc., a New Jersey based company focused on clinical approval of the PCM® cervical disc system, a motion preserving total disc replacement device. This strategic acquisition allows NuVasive the potential to accelerate its entry into the growing mechanical cervical disc replacement market.
Alex Lukianov, Chairman and CEO of NuVasive said, “We believe that the cervical disc replacement market will become one of the fastest growing segments in spine over the next several years as surgeons and patients choose motion preservation over traditional fusion. The PCM investigational device has the potential to significantly accelerate NuVasive’s entry into this important market. Cervitech is running an impressive clinical trial and the published clinical data verifies that the PCM offers significant benefits to patients. The potential approval will further strengthen our cervical product offering and will enable us to continue our trend of taking market share.”
Massimo Calafiore, President of Cervitech Inc. said, “We are very pleased to have NuVasive continue the development of the PCM. We thank all those whose efforts have brought Cervitech to this point and we look forward to NuVasive’s commercial success with the device.”
Currently, the PCM investigational device is in an FDA-approved clinical trial in the United States and two year follow up is scheduled to be completed in the fourth quarter of 2009. NuVasive anticipates submitting for FDA approval in the first quarter of 2010. The Company expects modest sales outside the U.S. in the near term, with product revenue of $100 million annually within three years of U.S. commercialization.

The initial payment for purchase of Cervitech will be approximately $47 million, with an additional contingent payment of $33 million upon FDA approval of the device. At NuVasive’s discretion, all payments may be made in up to 50 percent NuVasive stock. The transaction will be dilutive in 2009, but the Company expects to absorb any dilutive effects in its operations as indicated by the increased guidance detailed in today’s first quarter 2009 earnings release.
About NuVasive
NuVasive is a medical device company focused on the design, development, and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused primarily on the $4.6 billion U.S. spine implant market. Additionally, the Company has expanded into the $1.5 billion global biologics market, the $1.5 billion international market, and is developing products for the emerging motion preservation market.
NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With nearly 50 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties, relative to the proposed acquisition, include, but are not limited to: the risk that the parties may not consummate the transaction in the expected timeframe or that intervening factors may cause the parties to alter the terms (financial or otherwise)of the transaction; the risk that NuVasive may not be able to achieve expected synergies and strategic benefits from the technology owned by the acquired company; and the risk that NuVasive will not be able to successfully integrate the operations of the acquired company. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that the Company’s financial projections may prove incorrect because of unexpected difficulty in generating sales or achieving anticipated profitability; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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